Exhibit 99.1

461 SO. MILPITAS BLVD.
MILPITAS CA
95035 USA

NEWS
For Immediate Release

GLOBALSTAR, INC. ANNOUNCES QUARTERLY RESULTS FOR
SECOND QUARTER OF 2007

Quarterly highlights include continued subscriber growth, launch of four satellites, network upgrades, introduction of new products, and expanded satellite data coverage

MILPITAS, CA. —  (August 14, 2007) — Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals, today announced its financial and operational results for the three and six months ended June 30, 2007.

“During the second quarter Globalstar made a substantial series of announcements regarding our space and ground network infrastructure highlighted by the launch of four satellites at the end of May,” said Jay Monroe, Chairman and CEO of Globalstar, Inc.  “The introduction of new Simplex data modem products and the expansion of our data coverage in Australia and New Zealand were complemented by the announcement that Singapore Telecommunications Limited has contracted to operate a Globalstar satellite gateway and to distribute Globalstar voice and data services in the rapidly growing Southeast Asia maritime region.”

Mr. Monroe added, “Currently we are preparing to launch four additional satellites later this year, and our second-generation constellation development continues to be on schedule.  Our satellite contractor Thales Alenia Space has also just submitted a plan, which we are evaluating, that could result in the acceleration of the deliveries of our second-generation satellites by up to four months.  We are also introducing a number of innovative Simplex data products and services both domestically and abroad.  Last week Globalstar wholly-owned subsidiary Spot Inc. introduced a revolutionary satellite product known as the SPOT™ Satellite Messenger.  This consumer-oriented and innovative handheld personal safety device allows users to send their GPS coordinates and selected messages to notify friends and family of their location and status, and to send for emergency assistance in time of need.

The Simplex data satellite tracking and monitoring services are used for everything from tracking individuals and material assets to aviation flight-following applications.  Simplex represents one of the fastest growing areas of Globalstar’s business plus it operates over the portion of the satellite constellation that is fully operational, reliable and stable in supporting these services.

Mr. Monroe also added, “With regards to our ATC spectrum, we have continued discussions with several companies interested in offering new and innovative ATC products and services to various markets.”

Company Highlights in Q2 2007 Included:

•  Second-Generation Constellation and Current Space Segment:

-                    Globalstar launched four spare satellites on May 29th.  These satellites, plus four additional spacecraft being prepared for launch later this year, will be used to augment the current Globalstar constellation.

-                    In early April Globalstar announced a EUR 9 million (approximately US$12 million) agreement with Thales Alenia Space, formerly known as Alcatel Alenia Space, for the upgrade of the Company’s Satellite Operations Control Center, its backup ground control facility and its satellite control gateways.

•  International Expansion of Satellite Coverage:

-                    Globalstar announced that it entered into a strategic alliance with Singapore Telecommunications Limited (SingTel), to construct and operate a Globalstar gateway ground station and expand Globalstar’s satellite coverage in Southeast Asia and the surrounding maritime shipping region.

-                    The Company announced the expansion of its satellite Simplex data coverage to include all of Australia, New Zealand and the surrounding maritime region.

•  Simplex Data Products and Services:

-                    Globalstar announced the launch of Globalstar Simplex data service to customers throughout Central America and the surrounding maritime region.

-                    The SingTel agreement noted above also paves the way for both companies to deliver tracking and trace solutions for the maritime and logistics industries in Southeast Asia and the surrounding maritime region using the Globalstar Simplex data network.

-                    Globalstar announced that GE’s Asset Intelligence division, a leading provider of intelligence-based mobile asset management solutions for the transportation industry, extended its Value Added Reseller (VAR) agreement with Globalstar to 2010.

-                    Globalstar Simplex data integrator Guardian Mobility Corporation launched a new group of satellite data modems known as the Tracer 3 Product Family. The new satellite data modems are designed to communicate via the Globalstar satellite Simplex data network, and are capable of providing data monitoring and GPS-based asset tracking information to customers from remote regions.

Mr. Monroe stated, “Globalstar had a challenging second quarter however we continued to show an increased number of subscribers. Globalstar ended the quarter with approximately 278,000 subscribers, a net increase of about 41,000 from the number of subscribers we had at the end of the second quarter last year. We believe the issues related to our two-way communications services and the continued concerns about the service life of our satellites resulted in quarterly decreases in net income, adjusted EBITDA and service revenue.”

Second quarter service revenue was $20.0 million compared to $21.5 million during the same period in 2006.   For the first six months of 2007, service revenue was $37.5 million compared to $42.2 million during the same period in 2006.

Net loss for the second quarter of 2007 was $12.7 million compared to $0.8 million in the same period of 2006.  In the second quarter of 2007, Globalstar recognized a $17.3 million non-cash asset impairment charge related to a write-down of its first-generation phone and accessory inventory.  Globalstar ended the second quarter of 2007 with an operating loss of $15.9 million, and an Adjusted EBITDA of $5.5 million compared to operating income of $1.8 million, and an Adjusted EBITDA of $5.9 million during the same period in 2006.  (For details concerning Adjusted EBITDA, please see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release.)

Net loss for the first six months of 2007 was $12.2 million compared to net income of $21.7 million in the same period of 2006.  Results for the six months ended June 30, 2007 also included the $17.3 million non-cash asset impairment charge noted above. Globalstar ended the first six months of 2007 with an operating loss of $16.5 million and Adjusted EBITDA of $10.1 million compared to operating income of $5.7 million and Adjusted EBITDA of $13.7 million during the same period of 2006.  Net income in the first six months of 2006 included a $21.4 million gross income tax benefit related to the Company’s conversion to a corporation ($17.5 million, net of income tax expense).

Key financial performance measures (see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release) for the three and six months ended June 30, 2007 were as follows:

•  Gross additions during the second quarter of 2007 and the six-month period ended June 30, 2007 were approximately 12,500 and 25,000, respectively, compared to approximately 35,100 and 47,300, respectively during the same periods in 2006.  Subscriber growth during the second quarter of 2006 was due largely to the strength of sales in advance of the 2006 hurricane season.

•  Net additions during the second quarter of 2007 and the six-month period ended June 30, 2007 were approximately 6,100 and 14,900, respectively, compared to approximately 32,600 and 40,500, respectively, during the same periods in 2006.

•  The average monthly Churn Rate during the second quarter of 2007 increased to approximately 1.7 percent per month compared to 0.8 percent per month during the same period in 2006.  The average monthly Churn Rate during the first six months of 2007 increased to approximately 1.4 percent per month compared to 1.1 percent per month during the same period in 2006.

•  Total revenue in the second quarter of 2007 was $25.8 million compared to $38.4 million during the same period in 2006.  Total revenue in the first six months of 2007 was $49.0 million compared to $68.7 million during the same period in 2006.   This is primarily due to lower subscriber equipment sales during the first six months of 2007 compared to the same period in 2006.  Influencing factors include the abnormally strong second quarter sales in 2006 in advance of the hurricane season and the decreased sales in 2007 as a result of concerns regarding the constellation.

Conference Call Note
As previously announced, Globalstar will conduct a conference call scheduled for August 14, 2007 at 5:00 p.m. Eastern Time to discuss the second quarter 2007 results.

Details are as follows:
Earnings Call:	Dial: 866.202.3048 (US and Canada), 617.213.8843 (International) and participant pass code 77036630.

Audio Replay:

A replay of the earnings call will be available for a limited time and can be heard after 7:00 p.m. ET on August 14, 2007. Dial: 888-286-8010 (US and Canada), 617-801-6888 (International) and pass code 89781034. An audio replay will also be posted on the Company website at www.globalstar.com

About Globalstar, Inc.
With over 250,000 activated satellite voice and data units, Globalstar offers satellite services to commercial and recreational users in more than 120 countries around the world. The company’s voice and data products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:
Globalstar, Inc.
Dean Hirasawa
(408) 933-4006
Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements such as “Currently we are preparing to launch four additional satellites later this year and our second-generation constellation development continues to be on schedule,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Globalstar’s control, including demand for the Company’s products and services; problems relating to the construction, launch or in-orbit performance of its existing and future satellites, problems relating to the ground-based facilities operated by it or by independent gateway operators; its ability to attract sufficient additional funding if needed to meet its future capital requirements; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; its ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements. Additional information on factors that could influence Globalstar’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Revenue:
Service revenue	$19,984	$21,508	$37,450	$42,202
Subscriber equipment sales	5,853	16,891	11,541	26,539
Total revenue	25,837	38,399	48,991	68,741
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	6,738	7,341	13,121	13,888
Cost of subscriber equipment sales	4,557	17,254	8,008	25,769
Marketing, general, and administrative	10,634	10,726	22,116	20,691
Depreciation and amortization	2,537	1,308	4,961	2,698
Impairment of assets	17,255	—	17,255	—
Total operating expenses	41,721	36,629	65,461	63,046
Operating income (loss)	(15,884)	1,770	(16,470)	5,695
Other income (expense):
Interest income	691	199	1,519	366
Interest expense	(385)	(88)	(696)	(108)
Interest rate derivative gain	1,910	—	1,546	—
Other	(187)	(1,423)	1,047	(1,760)
Total other income (expense)	2,029	(1,312)	3,416	(1,502)
Income (loss) before income taxes	(13,855)	458	(13,054)	4,193
Income tax expense (benefit)	(1,168)	1,292	(811)	(17,459)
Net income (loss)	$(12,687)	$(834)	$(12,243)	$21,652
Earnings (loss) per common share:
Basic	$(0.17)	$(0.01)	$(0.16)	$0.35
Diluted	(0.17)	(0.01)	(0.16)	0.35
Weighted-average shares outstanding:
Basic	75,656,992	61,968,046	74,660,368	61,957,906
Diluted	75,656,992	61,968,046	74,660,368	62,287,618

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.

RECONCILIATION OF GAAP TO ADJUSTED /1

(In thousands, except ARPU)

(Unaudited)

	Three months ended June 30, 2007			Three months ended June 30, 2006			Six months ended June 30, 2007			Six months ended June 30, 2006
	Annual Plans			Annual Plans			Annual Plans			Annual Plans
	GAAP	Adjustment	Adjusted /1	GAAP	Adjustment	Adjusted /1	GAAP	Adjustment	Adjusted /1	GAAP	Adjustment	Adjusted /1
	Unaudited			Unaudited			Unaudited			Unaudited
Revenue
Service Revenue	$19,984	$1,149	$21,133	$21,508	$2,842	$24,350	$37,450	$3,673	$41,123	$42,202	$5,266	$47,468
Equipment Revenue	5,853	—	5,853	16,891	—	16,891	11,541	—	11,541	26,539	—	26,539
Total Revenue	$25,837	$1,149	$26,986	$38,399	$2,842	$41,241	$48,991	$3,673	$52,664	$68,741	$5,266	$74,007

Operating Expenses
Cost of Services	6,738	—	6,738	7,341	—	7,341	13,121	—	13,121	13,888	—	13,888
Cost of Subscriber Equipment	4,557	—	4,557	17,254	—	17,254	8,008	—	8,008	25,769	—	25,769
Marketing, General and Administrative	10,634	—	10,634	10,726	—	10,726	22,116	—	22,116	20,691	—	20,691
Depreciation & Amortization	2,537	—	2,537	1,308	—	1,308	4,961	—	4,961	2,698	—	2,698
Impairment of Assets	17,255	—	17,255	—	—	—	17,255	—	17,255	—	—	—
Total Operating Expenses	$41,721	$—	$41,721	$36,629	$—	$36,629	$65,461	$—	$65,461	$63,046	$—	$63,046

Operating Income/(Loss)	$(15,884)	$1,149	$(14,735)	$1,770	$2,842	$4,612	$(16,470)	$3,673	$(12,797)	$5,695	$5,266	$10,961

Interest Income/(Expense)	2,216	—	2,216	111	—	111	2,369	—	2,369	258	—	258
Other Income/(Expense)	(187)	—	(187)	(1,423)	—	(1,423)	1,047	—	1,047	(1,760)	—	(1,760)
Income Tax Expense (Benefit)	(1,168)	—	(1,168)	1,292	—	1,292	(811)	—	(811)	(17,459)	—	(17,459)

Net Income/(Loss)	$(12,687)	$1,149	$(11,538)	$(834)	$2,842	$2,008	$(12,243)	$3,673	$(8,570)	$21,652	$5,266	$26,918

EBITDA	$(13,534)	$1,149	$(12,385)	$1,655	$2,842	$4,497	$(10,462)	$3,673	$(6,789)	$6,633	$5,266	$11,899

Non-Cash Stock Compensation	484	—	484	—	—	—	724	—	724	—	—	—
Other One Time Non Recurring Charges	17,255	—	17,255	—	—	—	17,255	—	17,255	—	—	—
Foreign Exchange Loss	187	—	187	1,423	—	1,423	(1,047)	—	(1,047)	1,760	—	1,760

Adjusted EBITDA	$4,392	$1,149	$5,541	$3,078	$2,842	$5,920	$6,470	$3,673	$10,143	$8,393	$5,266	$13,659
Adjusted EBITDA Margin	17%		21%	8%		14%	13%		19%	12%		18%

Retail ARPU	$47.50	$2.81	$50.31	$56.49	$8.71	$65.20	$45.11	$4.70	$49.81	$57.52	$8.36	$65.88

/1                 Annual Plans are adjusted to reflect revenue as though they were monthly plans.

(1)            Adjusted Service Revenue, Adjusted EBITDA and Adjusted APRU are adjustments made to reflect the company’s annual service pricing plans that are adjusted and reported as though they were Globalstar monthly service plans. Adjusted EBITDA is further adjusted to exclude non-cash stock compensation expense, asset impairment charges, foreign exchange gains/(losses) and certain other non-cash charges.  Management uses Adjusted figures for service revenue, EBITDA, and ARPU in order to manage the company’s business and to compare its results more closely to the results of its peers.

(2)            Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per user as so defined may not be similar to average monthly revenue per user as defined by other companies in the company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the company’s statement of income.  The company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(3)            The company defines churn rate as the aggregate number of its retail subscribers (excluding Simplex customers and customers of the independent gateway operators) who cancel service during a month, divided by the average number of retail subscribers during the month.  Others in the company’s industry may calculate churn rate differently.  Churn rate is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the company’s statement of income.  The company believes that churn rate provides useful information concerning customer satisfaction with its services and products.

(4)            EBITDA represents earnings before interest, income taxes, depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The company uses EBITDA as the primary measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the company’s operating performance has material limitations.  Because of these limitations, the company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended		Six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Subscribers (End of Period)	277,661	236,515	277,661	236,515

Additions	6,103	32,569	14,859	40,547

Retail Churn	1.7%	0.8%	1.4%	1.1%

ARPU
Retail
GAAP	$47.50	$56.49	$45.11	$57.52
Adjusted	$50.31	$65.20	$49.81	$65.88
Wholesale
GAAP	$3.28	$8.48	$3.37	$8.38

Capital expenditures	$44,355	$38,201	$74,623	$42,480

Available liquidity(1)	$308,334

Note:

(1)            Includes cash on hand ($10.1 million) and restricted cash ($54.8 million), committed amount of our credit facility ($150.0 million) and Thermo standby commitment ($93.4 million) at June 30, 2007.